NEWS RELEASE
Media Contact:	Investor Contact:
Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com	Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Announces Executive Management Appointments

•	Bill Norman named President – Rigid Open Top Division
•	Adam Unfried named Executive Vice President – Strategic Planning

EVANSVILLE, Ind. – October 8, 2013 – Today, Berry Plastics Group, Inc. (NYSE:  BERY) announced that it has appointed William J. (Bill) Norman to the position of President – Rigid Open Top Division.  Norman most recently served as Berry Plastics’ Executive Vice President   – Strategic Planning.

As President – Rigid Open Top Division, Norman will provide overall leadership for the division which produces rigid plastic packaging for the food service, dairy, food and beverage, and industrial markets.

“In his prior roles, Bill has led a number of key change initiatives at the Company,” said Berry Plastics’ Chairman and CEO Jon Rich.  “I look forward to working closely with him in his new role as we accelerate the growth of our rigid open top business, while researching, designing, and introducing innovative new products.”

Norman joined Berry Plastics in 1993 and has held managerial and vice president positions in areas such as accounting, finance, and commercial and strategic planning.  He holds a bachelor’s degree in Accounting from the University of Southern Indiana.

The Company also announced that G. Adam Unfried, who most recently served as President – Rigid Open Top Division will assume the role of Executive Vice President – Strategic Planning.

“I look forward to Adam’s contributions in his new role, where he can utilize his vast commercial experience to represent the entire Company at our largest multi-national accounts, as well as drive improvements in our sales organizations throughout Berry,” said Rich.

Unfried began his career with Berry Plastics in 1993. Since then, he has held a number of positions of increasing responsibility including Vice President Sales – Container Division, Regional Sales Manager, Southeast Sales Representative, and Midwest Sales Representative. Unfried holds a bachelor’s degree in Marketing from Ball State University.

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About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.8 billion in fiscal 2012.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Forward-looking statements

Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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